Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 875 Third Avenue New York, New York 10022 troutman.com

February 22, 2022

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, NY 11790

Re: Registered Direct Public Offering

Ladies and Gentlemen:

Reference is made to the filing by Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (Registration No. 333-238557) (the “Registration Statement”), filed on May 21, 2020 and declared effective on June 1, 2020, which includes a base prospectus (the “Base Prospectus”).

We are rendering this opinion in connection with the filing by the Company with the SEC of the Registration Statement and the prospectus supplement dated February 21, 2022, pursuant to Rule 424 under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of (i) 748,200 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), (ii) pre-funded warrants to purchase up to 748,200 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants (the “Warrant Shares”, and together with the Pre-Funded Warrants and the Shares, the “Securities”), all of which Securities are to be sold by the Company pursuant to a prospectus supplement, which Securities are covered by the Registration Statement.

We understand that the Securities are to be offered and sold in the manner set forth in the Prospectus Supplement pursuant to a Securities Purchase Agreement, dated February 21, 2022 (the “Securities Purchase Agreement”), by and between the Company and the purchaser identified therein. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement. Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

We have acted as your counsel in connection with the preparation of the Prospectus Supplement. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) and pricing committee (the “Pricing Committee”) thereof of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to: (i) the Registration Statement, (ii) the Prospectus, (iii) the Securities Purchase Agreement, (iv) the Company’s certificate of incorporation, as amended to date, (v) the Company’s amended and restated bylaws, as amended to date, (vi) certain resolutions of the Board and the Pricing Committee thereof, and (vii) such other corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

Applied DNA Sciences, Inc. February 22, 2022 Page 2

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of the originals of such certified, conformed, photostatic or facsimile copies and that the Securities will be issued against payment of valid consideration under applicable law. In addition, we have assumed that the Securities will be offered in the manner and on the terms identified or referred to in the Prospectus Supplement. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

(i)	The Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Securities Purchase Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable;

(ii)	The Pre-Funded Warrants have been duly authorized and, when duly executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the terms of the Securities Purchase Agreement and upon receipt by the Company of the consideration therefor provided therein, will constitute valid and binding agreements of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

(iii)	The Warrant Shares have been duly authorized and, if issued upon exercise of the Pre-Funded Warrants against payment therefor in accordance with the terms of the Pre-Funded Warrants, would be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP